Exhibit 99.5(e)


                                     FORM OF
                          INVESTMENT ADVISORY AGREEMENT


     AGREEMENT, dated as of _________________, 199__, between GBG FUNDS, INC., and GUARDIAN INVESTOR SERVICES CORPORATION, a New York corporation (the "Adviser"), a wholly-owned subsidiary of The Guardian Insurance & Annuity Company, Inc. ("GIAC"), which is, in turn, a wholly-owned subsidiary of The Guardian Life Insurance Company of America ("Guardian Life").

     WHEREAS, the Company is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company is authorized to establish separate investment portfolios, each of which offers a separate class of shares of common stock, each with one or more investment objectives, policies and restrictions; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

     WHEREAS, the Company, on behalf of each Fund, desires to retain the Adviser to furnish investment advisory services to certain existing investment portfolios of the Company (each, a "Fund") and may retain the Adviser to serve in such capacity with respect to certain additional investment portfolios of the Company, all as now or hereafter identified on Schedule A hereto (such initial investment portfolios and any such additional investment portfolios together referred to herein as the "Funds") and the Adviser is willing to furnish such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, it is agreed between the parties hereto as follows:

1. Appointment. (a) The Company hereby appoints the Adviser to act as investment adviser to each Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation described in Section 7 of this Agreement and as set forth in the appendix or appendices attached hereto and made a part hereof (each, a "Fee Appendix").

     (b) In the event that the Company establishes one or more portfolios other than the Funds with respect to which it desires to retain the Adviser to act as investment adviser hereunder, the Company shall notify the Adviser in writing. If the Adviser is willing to render such services under this Agreement, it shall notify the Company in writing whereupon, subject to such shareholder approval as may be required pursuant to Section 11 hereof, such Fund shall be listed on Schedule A as a covered Fund and shall


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

be subject to the provisions of this Agreement, except to the extent that said provisions are modified with respect to such Fund in writing by the Company and the Adviser at that time.

2.   Delivery of Documents.   The Company has furnished the Adviser with copies,
properly certified or authenticated as appropriate in the circumstances, of each of the following:

     (a) Resolutions of the Company's Board of Directors authorizing the appointment of the Adviser as the Funds' adviser and approving this Agreement;

     (b)  The Company's Articles of Incorporation, as amended to date;

     (c)  The Company's By-Laws;

     (d) The Company's Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC");

     (e) The Company's Registration Statement on Form N-1A under the Securities Act of 1933 and the 1940 Act (the "Registration Statement"), as filed with the SEC, and all amendments thereto; and

     (f) The Company's most recent prospectuses for the Funds (such prospectuses together with the related statements of additional information, as currently in effect, and all amendments and supplements thereto, are herein called "Prospectuses").

The Company will furnish the Adviser from time to time with copies, properly certified or authenticated, as appropriate in the circumstances, of all amendments or supplements to the foregoing, if any.

3. Services. The Adviser undertakes to provide the services hereinafter set forth and assume the following obligations:

     (a) Investment Management Services. Subject to the supervision of the Company's Board of Directors (and any duly constituted committee thereof or any officer of the Company acting pursuant to like authority), the Adviser shall:

     (i) Obtain and evaluate pertinent economic, statistical and financial data and other information relevant to the investment policies of each Fund, including information about the economy generally and individual companies or industries, as the Adviser deems necessary or useful to discharge its duties hereunder;

     (ii) Manage the assets of each Fund in a manner consistent with the investment objectives, policies and restrictions of such Fund;


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

     (iii) Regularly furnish to the Board of Directors of the Company recommendations with respect to an overall investment program for each Fund which may be approved, modified or rejected by the Board; take such steps as necessary to implement the investment programs approved by the Board; and regularly report to the Board on the implementation of said investment programs and the Adviser's activities in connection with the administration of the Company and each Fund, including preparing statistical and other reports as the Board may request from time to time;

     (iv) Determine the securities to be purchased, sold or otherwise disposed of by each Fund and the timing of such purchases, sales and dispositions; and take such further action, including the placing of purchase and sale orders on behalf of each Fund, as the Adviser shall deem necessary or appropriate; and

     (v) Maintain the records and books of account with respect to transactions relating to the Company and each Fund (other than those maintained by the Company's transfer agent, registrar, custodian or other agents); preserve such records and books as required by the 1940 Act and the Advisers Act; and supervise the furnishing of services to the Company and each Fund.

     (b) Use of Sub-Advisers. In connection with the foregoing services, it is understood that the Adviser may appoint one or more persons or entities ("Sub-Advisers"), and each Sub-Adviser shall have full investment discretion and shall make all determinations with respect to the investment of all or such portion of the particular Fund's assets assigned to that Sub-Adviser and the purchase and sale of portfolio securities with those assets, and take such steps as necessary to implement such appointments.

     The Adviser shall evaluate the Sub-Advisers and shall advise the Board of Directors of the Company of the Sub-Advisers which the Adviser believes are best suited to invest the assets of each Fund; shall monitor and evaluate the investment performance of each Sub-Adviser employed by a Fund; shall allocate the portion of each Fund's assets to be managed by each Sub-Adviser; shall recommend changes of or additional Sub-Advisers when appropriate; and shall coordinate the investment activities of the Sub-Advisers. The Adviser shall render reports, at meetings of the Board of Directors, relating to, among other things, its ongoing evaluation of the Sub-Advisers and any decisions or recommendations it has made with respect to the allocation of assets among Sub-Advisers.

4. Organizational Costs. The Adviser shall advance the costs of organizing each Fund, and bear the costs of rendering the investment management and supervisory services to be performed by it under this Agreement.


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

5. Expenses. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. The Adviser may delegate some or all of its responsibilities hereunder to Sub-Advisers as permitted and in the manner prescribed by the Company's Articles of Incorporation. The Adviser shall, at its own expense, pay the fees and expenses, if any, of the Directors of the Company who are deemed to be interested persons of the Company, but not those Directors who are also officers or employees of Guardian Life or any of its subsidiaries or affiliates.

6. Administrative Services. The Adviser shall furnish, at its own expense, such office space, facilities and equipment and such clerical help, administrative and bookkeeping services as the Company and each Fund shall reasonably require in the conduct of its business. In addition, since shares of the Funds are intended to be offered to separate accounts of GIAC to find variable annuity and variable life insurance contracts, the Adviser will advise the Funds as to (a) relevant insurance laws and regulations and other insurance-related matters, such as possible material conflicts that might arise through offering shares of the Funds through both variable annuity and variable life contracts, and (b) requirements of the Internal Revenue Code of 1986, as amended (and any successor thereto), and regulations thereunder, that must be met to ensure that such contracts are treated as variable contracts for purposes of such Code.

7. Compensation. For the services to be rendered hereunder, the facilities furnished and the expenses assumed by the Adviser with respect to each Fund, the Company shall pay to the Adviser from the assets of each such Fund a fee in the amount set forth in the Fee Appendix which names such Fund. Each Fee Appendix is hereby made a part of this Agreement.

     Compensation under this Agreement, as stated in the Fee Appendices for all Funds, shall be calculated and accrued daily and the amounts of the daily accruals shall be paid quarterly, or at such other intervals as are mutually agreed upon by the parties. If this Agreement becomes effective with respect to a Fund subsequent to the first day of a quarter or shall terminate before the last day of a quarter (or such other period as mutually agreed upon), compensation for that part of such period during which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Appendix for such Fund. Payment of the Adviser's compensation for services to a Fund shall be made as promptly as possible after completion of the computations contemplated by Section 9 hereof.

8. Fund Expenses. Each Fund shall pay all expenses not expressly assumed by the Adviser which may be incurred in connection with such Fund's operations and the offering of its shares. Such expenses shall include, but are not limited to, the following (or each Fund's proportionate share of the following):


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

     (a) Charges and expenses of any custodian, sub-custodian, or depository appointed by the Company for the safekeeping of the cash, portfolio securities and other property of the Company and each Fund and for keeping any books of account;

     (b) Charges and expenses of any shareholder servicing agent, transfer or dividend disbursing agent, any registrar or any agent appointed by the Company for a Fund, and any outside service used for the pricing of any assets held by any Fund or the calculation of net asset value of the shares of any Fund;

     (c) Brokerage commissions and dealer markups and other costs in connection with the purchase or sale of securities for a Fund;

     (d) Taxes, including securities issuance and transfer taxes, and any other fees payable to federal, state or other governmental agencies;

     (e) Insurance premiums attributable to a Fund on property and personnel (including officers and Directors) of the Company which inure to its benefit;

     (f) Compensation and expenses of Directors or members of any advisory board or committee of the Board of Directors who are not deemed to be interested persons of the Company;

     (g) Legal fees, disbursements and filing fees in connection with the registration or qualification of the Company and of the shares of common stock issued by the Company with respect to each Fund under federal and state securities laws;

     (h) All expenses associated with preparing registration statements and preparing, printing and mailing prospectuses, shareholder reports, proxy statements and other shareholder communications to current shareholders;

     (i) All expenses of meetings of shareholders of the Company with respect to such Fund called by the Board of Directors;

     (j) All expenses of regular or special meetings of the Board of Directors or of any advisory board or committee of the Board of Directors;

     (k)  Interest payable on borrowings by any Fund;

     (l) All expenses incident to the payment of any dividend, distribution, withdrawal or redemption in connection with the Company or any Fund;

     (m)  Fees and expenses of independent accountants to the Company;


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


     (n) Charges and expenses of legal counsel, including counsel if any to the Directors of the Company who are not interested persons of the Company;

     (o) All expenses attributable to underwriting and distributing shares of common stock issued by the Company with respect to each Fund;

     (p) Dues or other fees in connection with membership in the Investment Company Institute or other similar organizations;

     (q) Any extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and

     (r) All other charges and expenses relating to the operation of the Company or any Fund unless otherwise explicitly provided herein.

9. Limitation of Expenses. In the event the operating expenses of the Company or any Fund (including amounts payable to the Adviser pursuant to Section 7 hereof), for any fiscal year ending on a date on which this Agreement is in effect, exceed the expense limitations imposed by state securities laws or regulations thereunder, the Adviser shall reduce the management fee payable by such Fund to the extent of such excess, and, if required pursuant to any such laws or regulations, also reimburse such Fund or the Company for annual operating expenses which are paid or payable and which exceed any expense limitation that may be applicable. Excluded from such annual operating expenses shall be the amount of any interest, taxes, brokerage commissions, distribution fees, extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto) and any other expenses which may be excluded under the applicable state securities law. Such reduction, if any, shall be computed and accrued daily, shall be settled on a quarterly basis, and shall be based upon the expense limitations applicable as of the end of the last business day of the quarter. Should two or more expense limitations be applicable as of the end of the last business day of the quarter, the expense limitation which results in the largest reduction in the Adviser's fee shall be considered operative for purposes of this Section.

10. Limitation of Liability. The Adviser will use its best efforts in the supervision and management of the investment activities of each Fund, and shall not be liable to the Company, any Fund, or any investor: for any error of judgment or mistake of law; for any act or omission by the Adviser; or for any losses sustained by the Company, any Fund or any investor, unless said error, mistake, act or omission by the Adviser is the result of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder.

11. Effective Date; Continuance. This Agreement shall take effect on the date first written above, provided that, with respect to any Fund, this Agreement shall not take effect unless it has first been approved (a) by a vote of a majority of the Board of Directors, including a majority of those Directors who are not parties to this Agreement or


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

interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of that Fund's outstanding voting securities, or as is otherwise required by the 1940 Act. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to a Fund for two years following the date of its execution, or the date of execution of any written modification of this Agreement in connection with any other Funds established by the Company that are made subject to this Agreement, as set forth in Section 1(b) hereof. Thereafter, if not terminated, this Agreement shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, including a majority of those Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, or, with respect to any given Fund, by vote of a majority of the outstanding voting securities of such Fund.

12. Termination. Termination of this Agreement, as detailed in this Section 12 with respect to any given Fund, shall in no way affect the continued validity of this Agreement of the performance thereunder with respect to any other Fund.

     (a) The Company, or any Fund, may, at any time and without the payment of any penalty, terminate this Agreement with respect to such Fund upon at least sixty (60) days' written notice to the Adviser, either by majority vote of the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the affected Fund.

     (b) The Adviser may terminate this Agreement with respect to the Company or any Fund without payment of penalty upon at least sixty (60) days' written notice to the Company or the affected Fund.

     (c) This Agreement shall immediately terminate in the event of its assignment unless such automatic termination shall be prevented by an exemptive order or rule of the SEC.

13. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or discharge is sought, or by notice of termination as provided in Section 12 above. Any amendment of this Agreement shall be subject to the 1940 Act.

14. Services Not Exclusive. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from rendering investment advisory or corporate administrative services to other investment companies, or from acting as investment adviser or manager to other persons, firms or corporations, or from engaging in other business activities.


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

15. Use of Name. The Adviser and the Company each agree that the words "The Guardian," which may comprise a component of a Fund's name, is a property right of Guardian Life. In this regard, the Company on behalf of itself and each Fund agrees and consents to the following: (a) the words "The Guardian" will only be used as a component of a name and for no other purpose; (b) the Company will not purport to grant to any third party the right to use the words "The Guardian" for any purpose; (c) Guardian Life, the Adviser or any other duly authorized affiliate of Guardian Life may use or grant to others the right to use the words "The Guardian," or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company; and (d) upon the termination of any investment advisory agreement into which the Adviser and the Company may enter, or upon the termination of any such investment advisory agreement with respect to a Fund of the Company, or upon termination of the affiliation of the Adviser with Guardian Life, the Company and any affected Fund of the Company shall, upon request by the Adviser or Guardian Life, cease to use the words "The Guardian" as a name component, and shall not use such words or any combination thereof, as part of a name or for any other commercial purpose, and shall take any and all actions which the Adviser or Guardian Life may request to effect the foregoing and to reconvey to the Adviser or Guardian Life any and all rights to the words "The Guardian."

16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any provisions contained herein, conflicts with the provisions of the 1940 Act, the latter shall control.

17. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered, telecopied with acknowledgment of receipt, or mailed postage prepaid, to the other party. As of the date of this Agreement, the address of both parties is 201 Park Avenue South, New York, New York 10003.

18. Miscellaneous. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person," "assignment," "broker," "dealer," "investment adviser," "net assets," "prospectus," "sale," "sell" and "security" shall have the meanings assigned to them in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the 1940 Act is relaxed by a rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.


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

19. Counterparts This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original and together shall constitute one Agreement.

     IN WITNESS WHEREOF, the Company and the Adviser have caused this Agreement to be executed on their behalf by and through their duly authorized officers in the City and State of New York as of the date first written above.


                                        GBG FUNDS, INC.
Attest:

_______________________                 By:_______________________
                                             Name:
                                             Title:


                                        GUARDIAN INVESTOR SERVICES
                                        CORPORATION
Attest:

_______________________                 By:_______________________
                                             Name:
                                             Title:


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

                                   SCHEDULE A

                        to Investment Advisory Agreement
                                     between
           GBG Funds, Inc. and Guardian Investor Services Corporation


The Guardian Small Cap Stock Fund



Dated: _________________________


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

                                  FEE APPENDIX

                        to Investment Advisory Agreement
                                     between
                         GBG FUNDS, INC. (the "Company")
                                       and
             GUARDIAN INVESTOR SERVICES CORPORATION (the "Adviser")
                         dated ___________________ 199__

     1. For the services provided and the expenses assumed pursuant to the captioned Investment Advisory Agreement, The Guardian Small Cap Stock Fund (the "Fund") will pay to the Adviser a fee, computed daily and paid quarterly (or at such other intervals as the parties may from time to time agree), at the annual rate of 0.75% of the Fund's average daily net assets. For this purpose, the value of the Fund's average daily net assets shall be computed in the manner specified in the Company's Articles of Incorporation, as in effect from time to time.

     2. The captioned Investment Advisory Agreement, as supplemented by this Fee Appendix, shall not take effect with respect to the Fund unless it has first been approved (i) by a vote of the Directors of the Company, including a majority of those Directors who are not parties to the Investment Advisory Agreement or interested persons of any such persons, cast in person at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Fund's outstanding voting securities.

     3. This Fee Appendix shall be attached to and made a part of the captioned Investment Advisory Agreement and is subject to all of its terms and conditions.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Appendix to be executed by their designated officers as of ________________, 199__.

                                        GBG FUNDS, INC.
                                         on behalf of THE GUARDIAN SMALL
                                         CAP STOCK FUND


                                        By:_____________________________
                                             Name:
                                             Title:


                                        GUARDIAN INVESTOR SERVICES
                                         CORPORATION

                                        By:_____________________________
                                             Name:
                                             Title: